As filed with the Securities and Exchange Commission on May 8, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TWIST BIOSCIENCE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	2836	46-2058888
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

455 Mission Bay Boulevard South, Suite 545

San Francisco, CA 94158

(800) 719-0671

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Emily M. Leproust

President and Chief Executive Officer

Twist Bioscience Corporation

455 Mission Bay Boulevard South, Suite 545

San Francisco, CA 94158

(800) 719-0671

(Name, address including zip code, and telephone number including area code, of agent for service)

COPIES TO:

John V. Bautista, Esq. Andrew D. Thorpe, Esq. Peter M. Lamb, Esq. Melissa V. Frayer, Esq. Orrick, Herrington & Sutcliffe LLP 1000 Marsh Road Menlo Park, CA 94025 (650) 614-7400	Mark Daniels, Esq. General Counsel Twist Bioscience Corporation 455 Mission Bay Boulevard Suite 545 San Francisco, CA 94158 (844) 362-8978	Brian J. Cuneo, Esq. B. Shayne Kennedy, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 (650) 328-4600

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-231239

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock, par value $0.00001 per share	862,500	$21.00	$18,112,500	$2,195.24

(1)

Represents only the number of additional shares being registered pursuant to this Registration Statement and includes 112,500 shares that the underwriters have the option to purchase. The amount to be registered does not include the 3,450,000 shares that were previously registered pursuant to the registrant’s Registration Statement on Form S-1 (File No. 333-231239).

(2)	Calculated pursuant to Rule 457(a) under the Securities Act, based on the proposed maximum offering price per share.

The Registration Statement shall become effective upon filing in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement (the “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) with respect to the registration of additional shares of common stock, par value $0.00001 per share (the “Common Stock”), of Twist Bioscience Corporation (the “Registrant”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement incorporates by reference the contents of, including all amendments and exhibits thereto, the Registration Statement on Form S-1 (File No. 333-231239) (the “Prior Registration Statement”), which the Commission declared effective on May 8, 2019. This Registration Statement is being filed solely for the purpose of increasing the number of shares to be offered in the public offering by 862,500 shares of Common Stock, which includes 112,500 shares of Common Stock that may be sold pursuant to the underwriters’ option to purchase additional shares. The additional shares of Common Stock that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description	Filed / Furnished / Incorporated by Reference from Form	Incorporated by Reference from Exhibit Number	Date Filed

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP	Filed herewith

23.1	Consent of PricewaterhouseCoopers, Independent Registered Public Accounting Firm.	Filed herewith

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)

24.1	Power of Attorney	S-1	24.1	5/6/2019

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California on May 8, 2019.

TWIST BIOSCIENCE CORPORATION

By:	/s/ Emily M. Leproust
Emily M. Leproust
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Emily M. Leproust Emily M. Leproust	President, Chief Executive Officer and Director (principal executive officer)	May 8, 2019

/s/ James M. Thorburn James M. Thorburn	Chief Financial Officer (principal financial officer and accounting officer)	May 8, 2019

*	Director	May 8, 2019
William Banyai

* Robert Chess	Director	May 8, 2019

* Paul A. Conley	Director	May 8, 2019

* Keith Crandell	Director	May 8, 2019

* Frederick Craves	Director	May 8, 2019

* Jan Johannessen	Director	May 8, 2019

* Xiaoying Mai	Director	May 8, 2019

* Robert Ragusa	Director	May 8, 2019

*By:	/s/ Emily M. Leproust
Emily M. Leproust, Attorney-in-Fact